 Exhibit 23.1

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Healthcare Business Resources, Inc. on Form S-1, Amendment 2 File no. 333-239000 of our report dated June 5, 2020, except for the Stock Split noted in Note 2, as to which the date is July 27, 2020, with respect to our audits of the financial statements of Healthcare Business Resources, Inc. as of February 29, 2020 and for the period from September 9, 2019 (inception) to February 29, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
September 8, 2020